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                                                                    EXHIBIT 4.13


                           REALTRUST ASSET CORPORATION

                        BONUS INCENTIVE COMPENSATION PLAN

        SECTION 1. PURPOSE OF PLAN. The purpose of the RealTrust Asset Corporation (the "Company") Bonus Incentive Compensation Plan (the "Plan") is to provide key employees of the Company with the opportunity to receive annual bonus awards from a bonus pool that is based, subject to certain adjustments, on the Company's Return on Equity, as defined and set forth below.

        SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

        (a) "ADJUSTED NET PROFIT" or "ANP" shall mean the net income of the Company before income taxes, as determined in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with the Company's audited financial statements.

        (b) "BOARD" shall mean the Board of Directors of the Company as constituted from time to time.

        (c) "CAUSE" shall mean any one or more of the following events: (i) Employee's breach of any material term or condition of any employment agreement;
(ii) Employee's indictment or conviction for, or plea of nolo contendere to, a felony or for or of a crime involving moral turpitude; (iii) Employee's commission of a material act of personal dishonesty or breach of fiduciary duty in connection with Employee's employment by the Company or the misappropriation by Employee of any funds, properties or opportunities of the Company; (iv) Employee's commission of an act which the Board of Directors of the Company shall have found to have involved gross negligence or gross misconduct on the part of Employee in the conduct of his duties hereunder; (v) habitual absenteeism (except as a result of a disability); (vi) chronic alcoholism or any other form of addiction on the part of Employee; and (vii) Employee's non-compliance with any lawful instruction of the Board of Directors; provided, however, with respect to any employee subject to a written employment agreement, Cause shall have the meaning set forth in such agreement.

        (d) "COMMITTEE" or "PLAN COMMITTEE" shall mean (i) the Compensation Committee of the Board, or (ii) if at any time such a committee has not been designated by the Board, or an effective designation is no longer in effect or any other authorized Committee thereof.

        (e) "COMPANY" shall mean RealTrust Asset Corporation, its subsidiaries or affiliates, a corporation organized under the laws of the State of Maryland, and any successor thereto.

        (f) "DISABILITY" shall have the same meaning as set forth in the Company's long-term disability plan as in effect from time to time, or if there is no such plan in effect, the employee's becoming physically or mentally incapacitated and consequent inability for a period of six (6)


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months in any twelve (12) consecutive month period to perform his duties to the
Company; provided, however, with respect to any employee subject to a written employment agreement, Disability shall have the meaning set forth in such agreement.

        (g) "PARTICIPANT" shall mean, for any given fiscal year with respect to which the Plan is in effect, each eligible key employee of the Company who is designated as a Participant in the Plan for such year by the Committee pursuant to Section 4 below, following the end of such year.

        (h) "PLAN" shall mean the RealTrust Asset Corporation Bonus Incentive Compensation Plan as set forth in this document, and as amended from time to time.

        SECTION 3. ADMINISTRATION

        (a) GENERAL. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and authority, after taking into account, in its sole and absolute discretion, the recommendations of the Company's President/Chief Executive Officer:

               (i) to determine and certify the size of the bonus pool earned for each fiscal year, based on the Company's Return on Equity;

               (ii) to establish and administer any other award terms and conditions that apply under the Plan for purposes of determining the bonus pool for each fiscal year;

               (iii) to designate the actual Participants in the Plan for each fiscal year and determine how the bonus pool for each fiscal year is to be allocated among such persons;

               (iv) to decide any issues relating to the impact on the bonus awards for each fiscal year of an employee's termination of employment due to Death, Disability, Retirement, voluntary termination by the Company other than for Cause, or termination by the Company for Cause that are not resolved under the express terms of the Plan;

               (v) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;

               (vi) to interpret and administer the terms and provisions of the Plan and any award issued under the Plan (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and



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               (vi)   to otherwise supervise the administration of the Plan.

        (b) BINDING NATURE OF COMMITTEE DECISIONS. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any award under the Plan shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including the Company, any employee, and any award beneficiary or other person having, or claiming, any rights under the Plan.

        (c) OTHER. No member of the Committee shall be liable for any action or determination (including, but not limited to, any decision not to act) made in good faith with respect to the Plan or any award under the Plan.

        SECTION 4. PLAN PARTICIPATION

        (a) ELIGIBLE EMPLOYEES. All employees of the Company shall be eligible to be selected to participate in the Plan for each fiscal year.

        (b) PARTICIPANT DESIGNATIONS. Following the completion of each fiscal year, the Plan Committee, in its sole and absolute discretion, shall designate those key employees of the Company who shall be Participants in the Plan for such fiscal year, based on such criteria as the Committee deems appropriate, in its sole and absolute discretion, after taking into account the recommendations of the Company's President/Chief Executive Officer.

        SECTION 5. ANNUAL BONUS POOL FOR EACH FISCAL YEAR

        (a) CALCULATION OF ANNUAL BONUS POOL. The annual bonus pool under the Plan for each fiscal year shall be based on a stated percentage of Return on Equity ("ROE") to the following schedule:

                                                Bonus as % of Average Net
    ROE(1) in Excess of Base Rate(2)            Worth(3) Outstanding
    --------------------------------            --------------------
    zero or less                                0%
    greater than 0% but less than 6%            10% * (actual ROE - Base Rate)
    greater than 6%                             (10% * 6%) + 15% * (Actual ROE -
                                                (Base Rate + 6%))


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(1) "ROE" is determined for the fiscal year by averaging the monthly ratios calculated each month by dividing the Company's monthly Net Income (adjusted to an annual rate) by its Average Net Worth for such month. For such calculations, the "Net Income" of the Company means the net income or net loss of the Company determined according to GAAP, but after deducting any dividends paid or payable on preferred stock issued after the Qualified IPO and before giving effect to the bonus incentive compensation or any valuation allowance adjustment to stockholders' equity. The definition "ROE" is used only for purposes of calculating the bonus incentive compensation payable pursuant to the Bonus Incentive Compensation Plan, and is not related to the



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    actual distributions received by stockholders. The bonus payments will be made before any income distributions are made to stockholders.

(2) "Base Rate" is the average for each month of the Ten-Year U.S. Treasury Rate, plus 4%.

(3) "Average Net Worth" for any month means the arithmetic average of the sum of
    (i) the net proceeds from all offerings of equity securities by the Company since formation (but excluding any offerings of preferred stock), after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus (ii) the Company's retained earnings (without taking into account any losses incurred in prior fiscal years, after deducting any amounts reflecting taxable income to be distributed as dividends and without giving effect to any valuation allowance adjustment to stockholders' equity) computed by taking the daily average of such values during such period.

        (b) IMPACT OF EXTRAORDINARY ITEMS OR CHANGES IN ACCOUNTING. The Company's ROE for each fiscal year shall be determined without regard to (i) extraordinary items as determined by the Company's independent public accountants in accordance with GAAP or (ii) changes in accounting, unless, in each case, the Plan Committee decides to take such items into account in reducing, increasing or otherwise adjusting award payouts under the Plan.

        SECTION 6. BONUS POOL ALLOCATIONS AND PAYOUTS

        (a) BONUS POOL ALLOCATIONS. Except allocations of the bonus pool made pursuant to written employment agreements approved by the Board of Directors, all determinations regarding the allocation of the Company's bonus pool for each fiscal year shall be made by the Plan Committee, in its sole and absolute discretion, after taking into account the recommendations of the President/Chief Executive Officer of the Company.

        (b)    BONUS DETERMINATIONS AND PAYOUTS.

               (i) TIMING. Within 45 days after certification by the independent outside accountants of the audited results for each fiscal year, the Plan Committee shall determine and certify the Company's ROE results and shall determine the size of the bonus pool payable under the Plan for each fiscal year, and how such pool shall be allocated.

               (ii) RESTRICTIONS. Except to the extent otherwise provided in
Section 7, no bonus shall be payable to any employee if such employee's employment with the Company is terminated for any reason prior to the date on which the actual bonus awards for each fiscal year are made under the Plan following the completion of each fiscal year.

               (iii) FORM OF PAYOUT. Unless otherwise determined by the Plan Committee, any bonus awards paid out under the Plan for each fiscal year shall be paid in the form of one-half (1/2) in the form of cash and one-half (1/2) in the form of shares of Common Stock of the Company, with the number of shares to be calculated based on the average price per share during the preceding year.

        SECTION 7. GENERAL PROVISIONS.

        (a) PLAN AMENDMENT OR TERMINATION. The Plan Committee may at any time amend or terminate the Plan, provided that, without the written consent of the employees affected, no



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such amendment or termination shall adversely affect the provisions set forth above regarding (i) the overall size of the annual bonus pool under the Plan for each fiscal year, (ii) which employees are eligible to participate in the Plan for each fiscal year, or (iii) any other rights created herein regarding the size, form or timing of bonus payouts for each fiscal year.

        (b) APPLICABLE LAW. All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of Utah, applied without regard to conflict of law principles.

        (c) TAX WITHHOLDING. The Company (and its subsidiaries) shall have the right to make such provisions and take such action as it may deem necessary or appropriate for the withholding of any and all Federal, state and local taxes that the Company (or any of its subsidiaries) may be required to withhold.

        (d) NO EMPLOYMENT RIGHTS CONFERRED. The existence of the Plan shall not confer on any employee the right to remain employed by the Company, and the Company and its subsidiaries specifically reserve the right to terminate any employee's employment at any time with or without cause or notice.

        (e) IMPACT OF PLAN AWARDS ON OTHER PLANS. Plan awards shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company, unless and except to the extent that the Board or the Plan Committee so determines in writing. The adoption of the Plan shall not be construed as limiting the power of the Board or the Plan Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

        (f) BENEFICIARY PROVISIONS. If, pursuant to Section 6(b), any bonus award is made for each fiscal year with respect to an eligible employee who died prior to the bonus payout date for each fiscal year, any such bonus award shall be paid to the employee's estate.

        (g) NON-TRANSFERABILITY OF RIGHTS. Except as and to the extent required by law, an employee's rights (if any) under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except, pursuant to Section 7(f), in the event of the employee's death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any such other manner, and no such right (if any) of an eligible employee shall be subject to any obligation or liability of such employee other than any obligation or liability owed by such employee to the Company (or any of its subsidiaries).

        SECTION 8. EFFECTIVE DATE. The Plan was adopted by the Board on April 13, 1998, effective for the fiscal year ending December 31, 1998.



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